Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated August 28, 2024, on the financial statements of Worthy Wealth Realty, Inc. as of June 30, 2024 and for the period then ended included in this Regulation A Offering Statement of Worthy Wealth Realty, Inc., on Form 1-A, and to the reference to our firm under the heading “Experts”.

/s/ Assurance Dimensions

Assurance Dimensions

Coral Springs, Florida

June 19, 2025